Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Form S-3 No. 333-261073 of Athira Pharma, Inc.; and
(2)
Form S-8 Nos. 333-263907, 333-254735 and 333-270792 pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan; and 333-248910 pertaining to the 2020 Equity Incentive Plan, the 2020 Employee Stock Purchase Plan, and the 2014 Equity Incentive Plan, as amended, of Athira Pharma, Inc.

of our report dated February 22, 2024, with respect to the consolidated financial statements of Athira Pharma, Inc., included in this Annual Report (Form 10-K) of Athira Pharma, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Seattle, Washington

February 22, 2024